Exhibit 99.1



               The Limited, Inc. Changes Name to Limited Brands;
                          Reaffirms Long-term Strategy

Columbus, Ohio (May 20, 2002) - In a move to further emphasize the Company's commitment to building a family of the world's best fashion brands, The Limited, Inc. (NYSE: LTD) today announced its decision to rename the company Limited Brands.

"The business has evolved from a group of specialty stores to some of the most recognizable brands in retail and that justifies a more active and vital descriptor," commented Limited Brands Chairman and Chief Executive Officer Leslie H. Wexner. "Through the hard work and commitment of our associates, the loyalty of our customers and the confidence of our shareholders, what was once a collection of specialty businesses has been transformed into a truly unique and vibrant portfolio of retail brands. The name Limited Brands more clearly describes who we are today, and is indicative of our strategy and commitment to brands going forward."

The name change is effective immediately. The Company's New York Stock Exchange ticker symbol will remain "LTD."

This change follows the acquisition of all outstanding shares of Intimate Brands stock earlier this year. The recombination of these businesses brought together some of the most important brands in apparel, lingerie and personal care including Express/Express men's, Victoria's Secret and Bath & Body Works. Other Limited businesses include Limited Stores, Lerner New York & Company, The White Barn Candle Co., Henri Bendel and aura science, a recent joint venture with Japanese cosmetics power, Shiseido Co., Ltd.

Last year alone, two of the Company's investments were listed publicly (Alliance Data Systems and Galyan's Trading Company), Lane Bryant was sold, 113 oversized and/or under performing stores were closed and the process of integrating and repositioning Structure, the Company's men's business, into the Express brand, as Express men's was initiated.

Limited Brands began simplifying its business in 1995 through a series of divestitures, spin-offs and store closings. Between 1995 and 2000, the Company took public Intimate Brands, split-off Abercrombie & Fitch, and spun-off Limited Too. Other transactions included the sale of Brylane, Penhaligon's and non-retail retail estate, as well as the closing of more than 1,200 stores, including the Cacique lingerie business and five Henri Bendel stores. The Company also securitized $1.2 billion in credit card receivables and repurchased over 300 million shares of Limited stock.

About Limited Brands:
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Limited Brands, through Victoria's Secret, Bath & Body Works, Express, Express
men's (Structure), Lerner New York, Limited Stores, The White Barn Candle Co., aura science and Henri Bendel, presently operates 4,602 specialty stores. Victoria's Secret products are also available through the catalogue and www.VictoriasSecret.com.

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For further information, please contact:
Anthony Hebron
Director, External Communications
Limited Brands
614.415.7555
www.LimitedBrands.com